UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2021

FIRST NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington	001-36741	46-1259100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

105 West 8th Street, Port Angeles, Washington	98362
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (360) 457-0461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	FNWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 7, 2021, First Northwest Bancorp (the “Company”) and its wholly owned subsidiary First Fed Bank (“First Fed” and collectively with the Company, “First Northwest”), entered into a new employment agreement (the “Employment Agreement”) with Matthew P. Deines, First Northwest’s President and Chief Executive Officer, to replace the agreement previously in effect. Under the Employment Agreement, which took effect on December 7, 2021, Mr. Deines will continue to serve as the President and Chief Executive Officer of both the Company and First Fed, receive a base salary of $450,000 per year, which may be increased from time to time with the approval of the board of directors. In addition, Mr. Deines may receive an annual bonus as determined by the board of directors, and he is entitled to participate in the Bank’s insurance, health, retirement, and other benefit plans.

In general, during his employment and for a period of one year thereafter, Mr. Deines is prohibited from competing with First Fed within its territory or soliciting First Fed’s customers or employees for a competing business. The Employment Agreement has a term of three years beginning December 7, 2021.

The Employment Agreement identifies certain rights of Mr. Deines and First Northwest to terminate Mr. Deines’ employment, including termination by First Northwest for “Cause” as defined in the Employment Agreement, and specifies certain compensation following termination of employment, including potential severance payments to Mr. Deines of two times the sum of his current annual base salary plus the average of his annual bonus over the previous three years, if his employment is terminated by First Northwest other than for “Cause” as defined in the Employment Agreement. Additionally, if Mr. Deines’ employment with the First Northwest is terminated as a result of a qualifying termination within 18 months following a Change in Control, as defined in the Employment Agreement, Mr. Deines will be entitled to receive an lump sum amount equal to 2.99 times his annual base salary, the average of his annual bonus over the previous three years, a prorated annual bonus for the current year, and an amount necessary to pay his COBRA premiums for continuation of group health insurance coverage for 12 months based on such premiums in effect on the date of termination.

The Employment Agreement includes a “clawback” provision in which Mr. Deines agrees that First Northwest can recoup any compensation or benefits provided to him that are required under applicable law to be subject to recovery or recoupment.

The foregoing summary of the terms and conditions of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit. The following exhibit is furnished with this Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement between First Northwest and Matthew P. Deines dated December 7, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NORTHWEST BANCORP

Date:	December 9, 2021	/s/Matthew P. Deines
Matthew P. Deines
President and Chief Executive Officer